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                                   EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
               STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)

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                                                               THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                           SEPTEMBER 30,
                                                             2000                 1999               2000                1999
                                                        -----------------------------------------------------------------------
NET INCOME (LOSS) PER SHARE - BASIC

Net Income (Loss)                                       $   (98,700)         $    3,536          $   (76,801)        $   18,884
                                                        ===========          ==========          ===========         ==========
Weighted average number of common shares:
      Common stock                                           44,767              44,138               44,478             44,107
                                                        ===========          ==========          ===========         ==========

Net Income (Loss) per Share                             $     (2.20)         $     0.08          $     (1.73)        $     0.43
                                                        ===========          ==========          ===========         ==========
NET INCOME (LOSS) PER SHARE - DILUTED

Net Income (Loss)                                       $   (98,700)         $    3,536          $   (76,801)        $   18,884
                                                        ===========          ==========          ===========         ==========

Weighted average number of common and
   common equivalent shares assuming
   issuance of all dilutive contingent shares:
      Common stock                                           44,767              44,138               44,478             44,107
      Stock options                                                                 707                                     905
      Warrants                                                                      617                                     643
                                                        -----------          ----------          -----------         ----------
         Total                                               44,767              45,462               44,478             45,655
                                                        ===========          ==========          ===========         ==========

Net Income (Loss) per Share                             $     (2.20)         $     0.08          $     (1.73)        $     0.41
                                                        ===========          ==========          ===========         ==========

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